As filed with the Securities and Exchange Commission on August 18, 2000
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

Centura Software Corporation
(Exact name of Registrant as specified in its Charter)

Delaware	94-2874178
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

975 Island Drive
Redwood Shores, California 94065
(650) 596-3400

(Address, Including Zip Code, and Telephone Number, Including Area

Code, of Registrant's Principal Executive Offices)

Scott R. Broomfield
President and Chief Executive Officer
975 Island Drive 94065
Redwood Shores, California
(650) 596-3400

(Name, Address Including Zip Code, and Telephone Number Including Area Code, of Agent for Service)

COPIES TO:
Richard S. Grey
Orrick, Herrington & Sutcliffe LLP
Old Federal Reserve Bank Building
400 Sansome Street
San Francisco, CA 94111

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _______________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee
Common Stock, par value $0.01	$120,000,000	$31,680

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject To Completion, Dated August 18, 2000

Prospectus

CENTURA SOFTWARE CORPORATION

$120,000,000

Common Stock

The common stock offered by this prospectus involve a high degree of risk. You should carefully consider the "Risk Factors" beginning on page 4 in determining whether to purchase the common stock.

              & nbsp;                 ;

The common stock offered pursuant to this prospectus may be issued in one or more series or issuances and will be limited to an aggregate public offering price of $120,000,000. Certain specific terms of the common stock offered pursuant to this prospectus will be set forth in an accompanying prospectus supplement, including the number of shares offered for sale by us and the initial public offering price or method of determining the initial public offering price. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" on page 4.

Centura's common stock is quoted on the Nasdaq National Market under the symbol CNTR.

On August 17, 2000 the last sale price of the common stock on the Nasdaq National Market was $3.5625 per share.
	Price to Public	Underwriting Discounts and Commissions	Proceeds to Selling Stockholders
Per Share Total	See Text Above	See Text Above	See Text Above

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed on the adequacy of accuracy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

The information in the prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is _____________, 2000

TABLE OF CONTENTS

THE COMPANY	3
RISK FACTORS	4
USE OF PROCEEDS	4
PLAN OF DISTRIBUTION	4
LEGAL MATTERS	6
EXPERTS	6
WHERE YOU CAN FIND MORE INFORMATION	6
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION	7

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

THE COMPANY

Centura is a leading global provider of solutions that enable businesses to deploy their applications in a mobile and wireless environment. We extend information systems to the Internet and to wireless information devices for business-to-business applications. Our family of products, which as a whole provides end-to-end functionality in these environments, include a scalable Internet development environment, a dynamic wireless connectivity solution, and a range of powerful, secure embeddable databases. In essence, we make the software our customers use to create sophisticated Web and wireless applications. Centura's product and solutions offerings address the growing demand for complete and secure business solutions for always, occasionally, and connected-on-demand mobile enterprise, information appliance and intelligent devices, and Web-based host information system environments. Centura's eSNAPP™ product line provides real-time connectivity for always-connected mobile enterprise, information appliance and intelligent device environments enabling PC and Post-PC devices to access and engage in business transactions on a real-time basis with host or enterprise level information systems, utilizing either wireless or hard wired infrastructures. Centura's embeddable database product line, including Centura's RDM and SQLBASE, a Relational Database Management System, are robust, small footprint Database Management Systems which require no database administrator. These products are embeddable in hardware and software applications designed for occasionally connected mobile enterprise, information appliance, intelligent devices, desktop PCs, PC LANs, and Web infrastructure environments. Centura's VELOCIS is a scalable high performance embeddable DBMS with an SQL interface, requiring no DBA, designed for scalable Web-based host or other enterprise level information systems. Centura's development tools, CENTURA TEAM DEVELOPER and SQLWINDOWS, are 4GL object oriented tools offering improved programmer productivity for Web-based and client server business applications.

Developers and information technology decision makers worldwide have relied on Centura's technology offerings and its professional services since 1984. We integrate our solutions in various business systems globally including the healthcare, manufacturing, telecommunications and financial industries. Centura continues to partner with leading-edge companies to deliver solutions in the information appliance and mobile computing markets. Centura's embedded database technology in the Real-Time Operating System environment, where Centura has operated for 15 years with their RDM and VELOCIS products, is fundamental to these markets. Centura's flexibility, speed, ultra-small footprint, and long-standing market experience give it a competitive advantage in these markets.

Centura's products are used in at least 58 countries and we have 19 offices worldwide, including locations in North America, Latin America, Asia/Pacific, Europe, the Middle East and Africa. The primary customers of Centura's products are application developers (including Fortune 1000 developers who deploy Centura products throughout our branch offices and customers' offices), independent software vendors who develop and deploy shrink-wrapped, packaged applications for small and medium size business, and value added resellers who develop customized software for end-users. Our data management solutions have been successfully implemented in products offered by Automatic Data Processing, Aurum, CamData, Career Builder.com, Citibank N.A., Daimler-Benz, Deutsch Bank, Ford Motor Company, Fujitsu, NASDAQ, Help Desk Software, Hewlett-Packard, Hitachi, Hughes Network Systems, IFS, Lilly Software, M-5, Norfolk Southern, Nortel Networks, Ontario Hydro, Sattel Technologies Siemens-Nixdorf Informations Systeme AG, The Southern Companies, United Airlines, United Parcel Service, Xerox, and the governments of Mexico, France, Australia, United Kingdom and the United States of America.

Centura was originally incorporated in California under the name Plum Computers, Inc. on February 16, 1983. It completed its initial public offering of common stock on February 11, 1993 under the name Gupta Corporation and subsequently changed its name to Centura Software Corporation on September 26, 1996. Centura changed its state of organization to Delaware on February 16, 1999. Centura's principal executive offices are located at 975 Island Drive, Redwood Shores, California 94065 and its telephone number at that location is (650) 596-3400.

As used in this prospectus, "we," "us," "our" and "Centura" refer to Centura Software Corporation, a Delaware corporation.

RISK FACTORS

Prior to making an investment decision with respect to the common stock offered by this prospectus, prospective investors should carefully consider the specific factors set forth under the caption "Risk Factors" in the applicable prospectus supplement, together with all of the other information appearing in this prospectus and the prospectus supplement or incorporated by reference therein, in light of their particular investment objectives and financial circumstances.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds to be received by us from the sale of the common stock offered by this prospectus will be used for general corporate purposes, including capital expenditures and to meet working capital needs. Until we have used the net proceeds, we may invest the proceeds in short-term marketable securities.

PLAN OF DISTRIBUTION

Centura may sell the common stock offered by this prospectus (1) to one or more underwriters or dealers for public offering and sale by them and (ii) to investors directly or through agents. The distribution of the common stock offered by this prospectus may be effected from time to time in one more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each prospectus supplement will describe the method of distribution of the common stock offered thereby.

Only underwriters named in a prospectus or prospectus supplement, if any, are underwriters of the common stock offered with that prospectus or prospectus supplement. If underwriters are used in the sale, they will acquire the common stock for their own account and may resell the common stock from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. We may offer the common stock to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

We may sell the common stock through agents we designate from time to time. We will name any agent involved in the offering and sale of common stock and in the prospectus supplement we will describe any commissions we will pay the agent. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase the common stock from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

In connection with the sale of the common stock offered with this prospectus, underwriters, dealers or agents may receive compensation from us or from the purchasers of the common stock for whom they may act as agents, in the form of discounts, concessions or commissions. Agents and underwriters may engage in transactions with us, or perform services for us, in the ordinary course of business.

We may enter into agreements directly with one or more purchasers. Such agreements may provide for the sale of our common stock at a fixed price, based on the market price of the common stock or otherwise. Alternatively, such agreements may provide for the sale of common stock over a period of time by means of draw downs at our election which the purchaser would be obligated to accept under specified conditions. Under this form of agreement, we may sell common stock at a per share purchase price which is discounted from the market price. Such agreements may also provide for sales of common stock based on combinations of or variations from these methods.

The underwriters, dealers, agents or purchasers that participate in the distribution of the common stock may be deemed to be underwriters under the Securities Act of 1933 (the "Securities Act"). Broker-dealers or other persons acting on behalf of parties that participate in the distribution of the common stock may also be deemed to be underwriters. Any discounts or commissions received by them and any profit on the resale of the common stock received by them may be deemed to be underwriting discounts and commissions under the Securities Act. Anyone deemed to be an underwriter may be subject to statutory liabilities, including Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities and Exchange Act of 1934 (the "Exchange Act").

Underwriters or purchasers that would be deemed underwriters under the Securities Act, and their pledgees, donees, transferees and other subsequent owners, may offer the common stock at various times in the over-the-counter market or in privately negotiated transactions, at a fixed price or prices (which may be changed from time to time), prevailing market prices at the time of sale, at prices related to those prevailing market prices, or at negotiated prices. These sales may be made according to one or more of the following methods:

  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  block trades in which the broker or dealer so engaged will attempt to sell the common stock as agent buy may position and resell a portion of the block as principal in order to facilitate the transaction;

  purchases by a broker or dealer as principal and resale by the broker or dealer for its account as allowed under this prospectus, including resale to another broker or dealer;

  exchange distributions under the rules of the exchange;

  negotiated transactions between sellers and purchasers without a broker- dealer; and

  by writing options.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Such purchasers will be subject to the applicable provisions of the Securities Act and Exchange Act and the rules and regulations thereunder, including Rule 10b-5 and Regulation M. Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock. In addition, the anti- manipulation rules under the Exchange Act may apply to the sales of the common stock in the market. All of the foregoing may affect the marketability of the common stock and the ability of any person to engage in market-making activities with respect to the common stock.

We may provide agents, underwriters or purchasers with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents, underwriters or purchasers may make with respect to such liabilities.

LEGAL MATTERS

The validity of the issuance of the common stock offered by this prospectus will be passed upon by Orrick, Herrington & Sutcliffe LLP, San Francisco, California, counsel to Centura.

EXPERTS

The financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We file proxy statements and annual, quarterly and special reports and other information with the SEC. You can inspect and copy the registration statement as well as the reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C., and at the SEC Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. You can call the SEC at 1-800-732-0330 for further information about the public reference rooms. We are also required to file electronic versions of these documents with the SEC, which may be accessed from the SEC's World Wide Web site at http://www.sec/gov. Reports, proxy and information statements and other information concerning Centura Software Corporation may be inspected at The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

The SEC allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after the effective date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the selling stockholders have sold all the shares.

The following documents filed with the SEC are incorporated by reference in this prospectus:

1. Our Annual Report on Form 10-K for the year ended December 31, 1999.

2. Our definitive Proxy Statement dated March 4, 2000, filed in connection with our June 15, 2000 Annual Meeting of Stockholders.

3. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000.

4. The description of our common stock set forth in our Registration Statement on Form 8-A filed with the SEC on December 17, 1992, as amended by Amendment No. 1 to the Registration Statement on Form 8-A filed with the SEC on January 29, 1993 and Amendment No. 2 to the Registration Statement on Form 8-A filed with the SEC on February 4, 1993.

All documents filed by Centura according to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the common stock offered hereby shall be deemed to be incorporated by reference in this prospectus. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained in this prospectus (or in any other subsequently filed document which also is incorporated by reference in this prospectus) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

Centura will furnish without charge to each person, including any beneficial owner, to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. Requests should be directed to Chief Financial Officer, Centura Software Corporation, 975 Island Drive, Redwood Shores, California 94065, telephone: (650) 596-3400.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This document and the documents incorporated in this document by reference contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward- looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The sections entitled "Risk Factors" that appear in our annual report on Form 10-K for the year ended December 31, 1999 and in the prospectus supplement accompanying this prospectus describe some, but not all, of the factors that could cause these differences.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by the Registrant in connection with the sale and distribution of the common stock being registered. Selling commissions and brokerage fees and any applicable transfer taxes and fees and disbursements of counsel for the selling stockholders are payable individually by the selling stockholders. All amounts shown are estimates except the SEC registration fee.
Amount To be Paid

SEC registration fee	$31,680
Legal fees and expenses	30,000
Accounting fees and expenses	10,000
Miscellaneous expenses	20,000

Total	$ 91,680

Item 15.   Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article Tenth of the Registrant's Amended and Restated Certificate of Incorporation and Article VI of the Registrant's Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by law. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors and maintains director and officer liability insurance.

Item 16.   Exhibits

Exhibit Number	Description of Exhibit

1.01	Form of Underwriting Agreement(s)*
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP**
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants (see page II- 5)
23.2	Consent of Counsel (included in Exhibit 5.1)
24.1	Power of Attorney (see page II-3)

___________________________

* If the Registrant enters into any underwriting agreements, the Registrant will file such agreements(s) by amendment or by a report on Form 8-K pursuant to Item 601 of Regulation S-K.

** To be filed by amendment.

Item 17.   Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood Shores, State of California, on the 18th day of August 2000.

CENTURA SOFTWARE CORPORATION

By:

Scott R. Broomfield

President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, Scott R. Broomfield and Richard Lucien, and each of them, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any and all Registration Statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the Offering contemplated by this Registration Statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:
Signature	Title	Date
/s/ Scott Broomfield Scott R. Broomfield	President, Chief Executive Officer and Director (Principal Executive Officer)	August 18, 2000
/s/ Richard Lucien Richard Lucien	(Principal Financial and Accounting Officer)	August 18, 2000
/s/ Edward Borey, Jr. Edward Borey, Jr.	Director	August 18, 2000
/s/ Tom Clark Tom Clark	Director	August 18, 2000
/s/ Jack King Jack King	Director	August 18, 2000
/s/ Philip Koen Philip Koen	Director	August 18, 2000
/s/ Peter Micciche Peter Micciche	Director	August 18, 2000

Centura Software Corporation

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
5.1**	Opinion of Orrick, Herrington & Sutcliffe LLP
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants (see page II- 5)
23.2	Consent of Counsel (included in Exhibit 5.1)
24.1	Power of Attorney (see page II-3)

___________________________

** To be filed by amendment.